UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2)

Education Management Corporation
(Name of Issuer)

Common Stock, par value $0.01
(Title of Class of Securities)

28140M103
(CUSIP Number)

December 31, 2012
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 28140M103	SCHEDULE 13G	Page 2 of 31 pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Providence Equity Partners V L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5	SOLE VOTING POWER	0 (See Item 4)
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	40,939,511 (See Item 4)
EACH REPORTING PERSON WITH	7	SOLE DISPOSITIVE POWER	0 (See Item 4)
	8	SHARED DISPOSITIVE POWER	40,939,511 (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 40,939,511 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 32.9% (See Item 4)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 28140M103	SCHEDULE 13G	Page 3 of 31 pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Providence Equity Partners V-A L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5	SOLE VOTING POWER	0 (See Item 4)
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	40,939,511 (See Item 4)
EACH REPORTING PERSON WITH	7	SOLE DISPOSITIVE POWER	0 (See Item 4)
	8	SHARED DISPOSITIVE POWER	40,939,511 (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 40,939,511 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 32.9% (See Item 4)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 28140M103	SCHEDULE 13G	Page 4 of 31 pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Providence Equity Partners IV L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5	SOLE VOTING POWER	0 (See Item 4)
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	40,939,511 (See Item 4)
EACH REPORTING PERSON WITH	7	SOLE DISPOSITIVE POWER	0 (See Item 4)
	8	SHARED DISPOSITIVE POWER	40,939,511 (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 40,939,511 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 32.9% (See Item 4)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 28140M103	SCHEDULE 13G	Page 5 of 31 pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Providence Equity Operating Partners IV L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5	SOLE VOTING POWER	0 (See Item 4)
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	40,939,511 (See Item 4)
EACH REPORTING PERSON WITH	7	SOLE DISPOSITIVE POWER	0 (See Item 4)
	8	SHARED DISPOSITIVE POWER	40,939,511 (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 40,939,511 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 32.9% (See Item 4)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 28140M103	SCHEDULE 13G	Page 6 of 31 pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): PEP EDMC L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5	SOLE VOTING POWER	0 (See Item 4)
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	40,939,511 (See Item 4)
EACH REPORTING PERSON WITH	7	SOLE DISPOSITIVE POWER	0 (See Item 4)
	8	SHARED DISPOSITIVE POWER	40,939,511 (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 40,939,511 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 32.9% (See Item 4)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 28140M103	SCHEDULE 13G	Page 7 of 31 pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Providence Equity GP V L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5	SOLE VOTING POWER	0 (See Item 4)
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	40,939,511 (See Item 4)
EACH REPORTING PERSON WITH	7	SOLE DISPOSITIVE POWER	0 (See Item 4)
	8	SHARED DISPOSITIVE POWER	40,939,511 (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 40,881,935 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 32.9% (See Item 4)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 28140M103	SCHEDULE 13G	Page 8 of 31 pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Providence Equity Partners V L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5	SOLE VOTING POWER	0 (See Item 4)
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	40,939,511 (See Item 4)
EACH REPORTING PERSON WITH	7	SOLE DISPOSITIVE POWER	0 (See Item 4)
	8	SHARED DISPOSITIVE POWER	40,939,511 (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 40,939,511 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 32.9% (See Item 4)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 28140M103	SCHEDULE 13G	Page 9 of 31 pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Providence Equity GP IV L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5	SOLE VOTING POWER	0 (See Item 4)
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	40,939,511 (See Item 4)
EACH REPORTING PERSON WITH	7	SOLE DISPOSITIVE POWER	0 (See Item 4)
	8	SHARED DISPOSITIVE POWER	40,939,511 (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 40,939,511 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 32.9% (See Item 4)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 28140M103	SCHEDULE 13G	Page 10 of 31 pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Providence Equity Partners IV L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5	SOLE VOTING POWER	0 (See Item 4)
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	40,939,511 (See Item 4)
EACH REPORTING PERSON WITH	7	SOLE DISPOSITIVE POWER	0 (See Item 4)
	8	SHARED DISPOSITIVE POWER	40,939,511 (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 40,939,511 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 32.9% (See Item 4)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 28140M103	SCHEDULE 13G	Page 11 of 31 pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Providence Equity Partners L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5	SOLE VOTING POWER	0 (See Item 4)
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	40,939,511 (See Item 4)
EACH REPORTING PERSON WITH	7	SOLE DISPOSITIVE POWER	0 (See Item 4)
	8	SHARED DISPOSITIVE POWER	40,939,511 (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 40,939,511 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 32.9% (See Item 4)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 28140M103	SCHEDULE 13G	Page 12 of 31 pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Providence Equity Partners IV Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5	SOLE VOTING POWER	0 (See Item 4)
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	0 (See Item 4)
EACH REPORTING PERSON WITH	7	SOLE DISPOSITIVE POWER	0 (See Item 4)
	8	SHARED DISPOSITIVE POWER	0 (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0% (See Item 4)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. 28140M103	SCHEDULE 13G	Page 13 of 31 pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Providence Equity Partners V Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5	SOLE VOTING POWER	0 (See Item 4)
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	0 (See Item 4)
EACH REPORTING PERSON WITH	7	SOLE DISPOSITIVE POWER	0 (See Item 4)
	8	SHARED DISPOSITIVE POWER	0 (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0% (See Item 4)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. 28140M103	SCHEDULE 13G	Page 14 of 31 pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Jonathan M. Nelson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF	5	SOLE VOTING POWER	0 (See Item 4)
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	40,939,511 (See Item 4)
EACH REPORTING PERSON WITH	7	SOLE DISPOSITIVE POWER	0 (See Item 4)
	8	SHARED DISPOSITIVE POWER	40,939,511 (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 40,939,511 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 32.9% (See Item 4)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 28140M103	SCHEDULE 13G	Page 15 of 31 pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Glenn M. Creamer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF	5	SOLE VOTING POWER	0 (See Item 4)
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	40,939,511 (See Item 4)
EACH REPORTING PERSON WITH	7	SOLE DISPOSITIVE POWER	0 (See Item 4)
	8	SHARED DISPOSITIVE POWER	40,939,511 (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 40,939,511 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 32.9% (See Item 4)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 28140M103	SCHEDULE 13G	Page 16 of 31 pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Paul J. Salem
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF	5	SOLE VOTING POWER	0 (See Item 4)
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	40,939,511 (See Item 4)
EACH REPORTING PERSON WITH	7	SOLE DISPOSITIVE POWER	0 (See Item 4)
	8	SHARED DISPOSITIVE POWER	40,939,511 (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 40,939,511 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 32.9% (See Item 4)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 28140M103	SCHEDULE 13G	Page 17 of 31 pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Peter O. Wilde
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF	5	SOLE VOTING POWER	0 (See Item 4)
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	31,549 (See Item 4)
EACH REPORTING PERSON WITH	7	SOLE DISPOSITIVE POWER	0 (See Item 4)
	8	SHARED DISPOSITIVE POWER	31,549 (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,549 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.03% (See Item 4)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

Item 1(a).	Name of Issuer:

EDUCATION MANAGEMENT CORPORATION

Item 1(b).	Address of Issuer's Principal Executive Offices:

210 Sixth Avenue, 33rd Floor
Pittsburgh, PA  15222

Item 2(a)	Name of Persons Filing:

Providence Equity Partners V L.P.
Providence Equity Partners V-A L.P.
Providence Equity Partners IV L.P.
Providence Equity Operating Partners IV L.P.
PEP EDMC L.L.C.
Providence Equity GP V L.P.
Providence Equity Partners V L.L.C.
Providence Equity GP IV L.P.
Providence Equity Partners IV L.L.C.
Providence Equity Partners L.L.C.
Providence Equity Partners V Inc.
Providence Equity Partners IV Inc.
Jonathan M. Nelson
Glenn M. Creamer
Paul J. Salem
Peter O. Wilde
The above-listed persons are referred to herein collectively as the “Reporting Persons.”

Item 2(b)	Address of Principal Business Office or, if None, Residence:

c/o Providence Equity Partners L.L.C.
50 Kennedy Plaza, 18th Floor
Providence, Rhode Island  02903

Item 2(c)	Citizenship:

Providence Equity Partners V L.P. - Delaware
Providence Equity Partners V-A L.P. - Delaware
Providence Equity Partners IV L.P. - Delaware
Providence Equity Operating Partners IV L.P. - Delaware
PEP EDMC L.L.C. - Delaware
Providence Equity GP V L.P. - Delaware
Providence Equity Partners V L.L.C. - Delaware

Providence Equity GP IV L.P. – Delaware
Providence Equity Partners IV L.L.C. – Delaware
Providence Equity Partners L.L.C. – Delaware
Providence Equity Partners V Inc. – Delaware
Providence Equity Partners IV Inc. – Delaware
Jonathan M. Nelson – United States
Glenn M. Creamer – United States
Paul J. Salem – United States
Peter O. Wilde – United States

Item 2(d)	Title of Class of Securities:

Common Stock, par value $0.01

Item 2(e)	CUSIP Number:

28140M103

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable

Item 4.	Ownership

(a)       Amount beneficially owned:

Based on the relationships between the Reporting Persons, as described below, the Reporting Persons are collectively the beneficial owners of 40,939,511 shares of Common Stock, which constitute 32.9% of the class of total issued shares.

Providence Equity Partners V L.P. (“PEP V”) is the record holder of 32,317,772 shares of Common Stock.  Providence Equity Partners V-A L.P. (“PEP V-A”) is the record holder of 5,104,728 shares of Common Stock.  Providence Equity Partners IV L.P. (“PEP IV”) is the record holder of 2,675,590 shares of Common Stock.  Providence Equity Operating Partners IV L.P. (“PEOP IV”) is the record holder of 8,629 shares of Common Stock.  PEP EDMC L.L.C. (“PEP EDMC”) is the record holder of 740,880 shares of Common Stock.  Providence Equity Partners L.L.C. (“PEP LLC”) is the record holder of 28,814 shares of Common Stock.  Paul J. Salem is the direct holder of 31,549 shares of Common Stock.  Peter O. Wilde is the direct holder of 31,549 shares of Common Stock.

PEP V, PEP V-A, PEP IV and PEOP IV are the members of PEP EDMC.  Providence Equity GP V L.P. is the sole general partner of each of PEP V and PEP V-A.  Providence Equity Partners V L.L.C. is the sole general partner of Providence Equity GP V L.P.  Providence Equity GP IV L.P. is the sole general partner of each of PEP IV and PEOP IV.  Providence Equity Partners IV L.L.C. is the sole general partner of Providence Equity GP IV L.P.

PEP LLC is the management company of PEP V, PEP V-A, PEP IV and PEOP IV.  The shares held by Messrs. Salem and Wilde are held as nominees for PEP LLC.

Providence Equity Partners IV Inc. (“PEP IV Inc.”) is the former investment manager of PEP IV.  Providence Equity Partners V Inc. (“PEP V Inc.”) is the former investment manager of PEP V.  Each has previously directly held shares, but all such shares have been transferred to PEP LLC.

Messrs. Nelson, Creamer and Salem each are: (1) partners of PEP GP IV; (2) indirect beneficial owners of  PEP GP V, PEP V LLC, PEP V Inc. and PEP IV Inc.; (3) members of PEP LLC; and (4) members of PEP IV LLC.

The Reporting Persons are subject to arrangements with respect to the voting and investment power over the shares of Common Stock held by such Reporting Person which, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, may cause each Reporting Person to be deemed to share beneficial ownership of shares owned by any other Reporting Person.  Each of the Reporting Persons disclaims this beneficial ownership, except to the extent of its respective pecuniary interests therein.

 (b)      Percent of class

See the responses to Item 11 on the attached cover pages.

(c)       Number of shares as to which such person has:

(i)              Sole power to vote or to direct the vote:

  See the responses to Item 5 on the attached cover pages.

(ii)             Shared power to vote or to direct the vote:

  See the responses to Item 6 on the attached cover pages.

(iii)            Sole power to dispose or to direct the disposition of:

 See the responses to Item 7 on the attached cover pages.

(iv)           Shared power to dispose or to direct the disposition of:

 See the responses to Item 8 on the attached cover pages.

Item 5.	Ownership of Five Percent or Less of a Class

Not applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not applicable

Item 8.	Identification and Classification of Members of the Group

See Exhibit 99.2

Item 9.	Notice of Dissolution of Group

Not applicable

Item 10.	Certifications

Not applicable

SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date:  February 15, 2013

PROVIDENCE EQUITY PARTNERS V L.P.

By:	Providence Equity Partners GP V L.P., its general partner

By:	Providence Equity Partners V, L.L.C., its general partner

By:		/s/ Paul Salem
	Name:	Paul Salem
	Title:	Class A Member

PROVIDENCE EQUITY PARTNERS V-A L.P.

By:	Providence Equity Partners GP V L.P., its general partner

By:	Providence Equity Partners V, L.L.C., its general partner

By:		/s/ Paul Salem
	Name:	Paul Salem
	Title:	Class A Member

PROVIDENCE EQUITY PARTNERS IV L.P.

By:	Providence Equity GP IV LP, its general partner

By:	Providence Equity Partners IV L.L.C., its general partner

By:		/s/ Paul Salem
	Name:	Paul Salem
	Title:	Class A Member

PROVIDENCE EQUITY OPERATING PARTNERS IV L.P.

By:	Providence Equity GP IV LP, its general partner

By:	Providence Equity Partners IV L.L.C., its general partner

By:		/s/ Paul Salem
	Name:	Paul Salem
	Title:	Class A Member

PROVIDENCE EQUITY GP V L.P.

By:	Providence Equity Partners V, L.L.C., its general partner

By:		/s/ Paul Salem
	Name:	Paul Salem
	Title:	Class A Member

PROVIDENCE EQUITY PARTNERS V, L.L.C.

By:		/s/ Paul Salem
	Name:	Paul Salem
	Title:	Class A Member

PROVIDENCE EQUITY GP IV L.P.

By:	Providence Equity Partners IV L.L.C., its general partner

By:		/s/ Paul Salem
	Name:	Paul Salem
	Title:	Class A Member

PROVIDENCE EQUITY PARTNERS IV L.L.C.

By:		/s/ Paul Salem
	Name:	Paul Salem
	Title:	Class A Member

PEP EDMC L.L.C.

By:		/s/ Paul Salem
	Name:	Paul Salem
	Title:	Senior Managing Director and Executive Vice President

PROVIDENCE EQUITY PARTNERS L.L.C.

By:		/s/ Paul Salem
	Name:	Paul Salem
	Title:	Class A Member

PROVIDENCE EQUITY PARTNERS IV, INC.

By:		/s/ Paul Salem
	Name:	Paul Salem
	Title:	Senior Managing Director and Executive Vice President

PROVIDENCE EQUITY PARTNERS V, INC.

By:		/s/ Paul Salem
	Name:	Paul Salem
	Title:	Senior Managing Director and Executive Vice President

By:		/s/ Jonathan M. Nelson
	Name:	Jonathan M. Nelson

By:		/s/ Glenn M. Creamer
	Name:	Glenn M. Creamer

By:		/s/ Paul J. Salem
	Name:	Paul J. Salem

By:		/s/ Peter O. Wilde
	Name:	Peter O. Wilde

INDEX TO EXHIBITS

Exhibit No.	Exhibit
99.1	Joint Filing Agreement
99.2	Item 8 Information